Exhibit 4.1

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 1 to the Amended and Restated Rights Agreement (this “Amendment”), dated as of December 14, 2012, by and between Crown Holdings, Inc., a Pennsylvania corporation (the “Company”), and Wells Fargo Bank, N.A., a national association (“Wells Fargo”), amends that certain Amended and Restated Rights Agreement, dated as of December 9, 2004, by and between the Company and Wells Fargo (such agreement, collectively with all exhibits thereto, the “Rights Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the earlier of the Distribution Date or the occurrence of a Triggering Event, the Company may and Wells Fargo shall, if the Company so directs, supplement or amend any provision of the Rights Agreement (including supplements or amendments that may be deemed to affect the interests of the holders of Rights Certificates adversely) without the approval of any holders of certificates representing Common Shares and associated Rights;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company to amend the Rights Agreement in order to accelerate the Final Expiration Date;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

Section 1. Amendments. The Rights Agreement is amended such that Section 7(a) is replaced in its entirety with the following paragraph:

Subject to Section 7(e), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Common Share (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on December 14, 2012 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

Section 2. Full Force and Effect. Except as expressly amended herein, all other terms and provisions of the Rights Agreement remain in full force and effect and are hereby ratified and confirmed in all respects.

Section 3. Counterparts. This Amendment may be executed in one or more counterparts, each of which such counterparts shall be deemed an original and all of which together shall constitute one and the same Amendment.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

CROWN HOLDINGS, INC.

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Vice President and Treasurer

WELLS FARGO BANK, N.A.

By:	/s/ Tracie L. Balach
Name:	Tracie L. Balach
Title:	Vice President/Relationship Manager

[Signature Page to Amendment No. 1 to the Amended and Restated Rights Agreement]